Exhibit 99.2

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011 and 2010

and for the years ended

December 31, 2011, 2010 and 2009

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholder of

National Public Finance Guarantee Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholder’s equity and cash flows present fairly, in all material respects, the financial position of National Public Finance Guarantee Corporation and its subsidiaries (the “Company”) as of December 31, 2011 and 2010 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, in 2009, after receiving regulatory approvals the Company received capital from its parent and entered into a quota share agreement with an affiliate. Further, as discussed in Note 1 to the consolidated financial statements the Company has not written any meaningful new business since 2009.

/s/ PricewaterhouseCoopers LLP

New York, NY

February 29, 2012

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share amounts)

	December 31, 2011	December 31, 2010
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $1,811,171 and $3,437,244)	$1,863,877	$3,345,671
Investments carried at fair value	164,610	—
Investments pledged as collateral, at fair value (amortized cost $1,371,670 and $1,780,320)	1,426,413	1,803,658
Short-term investments, at fair value (amortized cost $598,117 and $268,744)	599,094	270,677
Other investments (amortized cost $9,376 and $2,668)	14,867	2,674

Total investments	4,068,861	5,422,680
Cash and cash equivalents	137,170	9,072
Securities purchased under agreements to resell	1,335,000	1,775,000
Secured loan to an affiliate	1,130,000	—
Accrued investment income	40,254	60,071
Deferred acquisition costs	504,591	599,862
Premiums receivable	288,214	318,604
Prepaid reinsurance premiums	3	5
Insurance loss recoverable	150,143	70,529
Goodwill	—	31,371
Property and equipment at cost (less accumulated depreciation of $6,082 and $2,629)	61,035	62,820
Receivable for investments sold	1,517	342
Current income taxes	7,198	—
Other assets	14,570	1,571

Total assets	$7,738,556	$8,351,927

Liabilities and shareholder's equity
Liabilities:
Unearned premium revenue	$2,442,794	$2,917,745
Loss and loss adjustment expense reserves	161,937	214,653
Securities sold under agreements to repurchase	1,335,000	1,775,000
Current income taxes	—	84,589
Deferred income taxes, net	237,539	176,192
Payable for investments purchased	3,039	4,261
Derivative liabilities	8,513	10,252
Other liabilities	16,471	132,556

Total liabilities	4,205,293	5,315,248

Commitments and contingencies (See Note 15)
Equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares—500,000 shares	15,000	15,000
Additional paid-in capital	2,363,164	2,366,579
Retained earnings	1,073,775	697,996
Accumulated other comprehensive income (loss), net of deferred income tax of $37,698 and $23,204	70,519	(42,896)

Total shareholder's equity of National Public Finance Guarantee Corporation	3,522,458	3,036,679
Noncontrolling interest	10,805	—

Total equity	3,533,263	3,036,679

Total liabilities and equity	$7,738,556	$8,351,927

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	For the Years Ended December 31,
	2011	2010	2009
Revenues:
Premiums earned:
Scheduled premiums earned	$276,396	$333,688	$401,000
Refunding premiums earned	147,566	91,162	74,495

Premiums earned (net of ceded premiums of $3, $3 and $47)	423,962	424,850	475,495
Net investment income	215,485	230,239	217,116
Fees, reimbursements and other	8,359	21,863	15,568
Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	1,859	481	929
Unrealized (losses) on insured derivatives	(119)	(13)	(143)

Net change in fair value of insured derivatives	1,740	468	786
Net gains (losses) on financial instruments at fair value and foreign exchange	96,838	54,643	23,224
Other net realized gains (losses)	—	(10,325)	—

Total revenues	746,384	721,738	732,189
Expenses:
Losses and loss adjustment	3,725	72,522	83,677
Amortization of deferred acquisition costs	90,775	81,467	96,941
Operating	77,319	63,769	58,403
Goodwill impairment loss	31,371	—	—

Total expenses	203,190	217,758	239,021

Income before income taxes	543,194	503,980	493,168
Provision for income taxes	166,993	140,664	144,580

Net income	376,201	363,316	348,588
Noncontrolling interest	422	—	—

Net income available to common shareholder	$375,779	$363,316	$348,588

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

For The Years Ended December 31, 2011, 2010 and 2009

(In thousands except share amounts)

			Additional Paid-in	Retained	Accumulated Other Comprehensive	Total Shareholder's	Noncontrolling

	Common Stock
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity	Interest
Balance, January 1, 2009	500,000	$5,000	$200,897	$(13,909)	$4,765	$196,753	$—

Increase in par value of common shares		10,000	—	—	—	10,000	—
Comprehensive income (loss):
Net income (loss)	—	—	—	348,588	—	348,588	—
Other comprehensive income (loss):
Change in unrealized gains and losses on investments, net of tax of $2,510	—	—	—	—	4,663	4,663	—
Total comprehensive income (loss)						353,251
Capital contribution from parent	—	—	2,167,798	—	—	2,167,798	—
Share-based compensation net of tax of $147	—	—	136	—	—	136	—

Balance, December 31, 2009	500,000	$15,000	$2,368,831	$334,679	$9,428	$2,727,938	$—

Comprehensive income (loss):
Net income (loss)	—	—	—	363,316	—	363,316	—
Other comprehensive income (loss):
Change in unrealized gains and losses on investments, net of tax of $28,280	—	—	—	—	(52,324)	(52,324)	—

Total comprehensive income (loss)						310,992

Return of capital in connection with purchase of real estate	—	—	(494)	—	—	(494)	—
Share-based compensation net of tax of $1,405	—	—	(1,758)	—	—	(1,758)	—

Balance, December 31, 2010	500,000	$15,000	$2,366,579	$697,996	$(42,896)	$3,036,679	$—

Comprehensive income (loss):
Net income (loss)	—	—	—	376,201	—	376,201	—
Other comprehensive income (loss):
Change in unrealized gains and losses on investments, net of tax of $60,901	—	—	—	—	113,415	113,415	—

Total comprehensive income (loss)						489,616

Share-based compensation net of tax of $179	—	—	(179)	—	—	(179)	—
Return of capital in connection with the purchase of investments	—	—	(3,236)	—	—	(3,236)	—
Change in noncontrolling interest	—	—	—	(422)	—	(422)	10,805

Balance, December 31, 2011	500,000	$15,000	$2,363,164	$1,073,775	$70,519	$3,522,458	$10,805

				2011	2010	2009
Disclosure of reclassification amounts:
Change in unrealized gains and losses on investments arising during the period, net of tax				$70,810	$(46,368)	$4,891
Reclassification adjustment, net of tax				42,605	(5,956)	(228)

Change in net unrealized gains and losses and other-than-temporary impairment losses, net of tax				$113,415	$(52,324)	$4,663

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income	$375,779	$363,316	$348,588
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Change in:
Accrued investment income	21,642	4,784	(63,699)
Premiums receivable	30,390	26,000	(344,604)
Deferred acquisition costs	95,271	57,354	(680,979)
Unearned premium revenue	(474,951)	(342,424)	3,367,733
Prepaid reinsurance premiums	2	3	445
Loss and loss adjustment expense reserves	(52,716)	41,774	162,655
Insurance loss recoverable	(88,744)	(8,703)	(31,049)
Payable to affiliates	(133,549)	27,913	8,567
Accrued expenses	3,581	1,029	9,520
Current income taxes	(91,787)	106,715	(4,606)
Amortization of bond (premium) discounts, net	21,806	22,950	15,660
Depreciation	3,453	2,629	—
Other net realized (gains) losses	—	10,325	—
Goodwill impairment loss	31,371	—	—
Net realized (gains) losses on financial instruments at fair value and foreign exchange	(96,837)	(54,643)	(23,224)
Unrealized (gains) losses on insured derivatives	119	13	143
Deferred income tax provision	267	37,246	147,678
Share-based compensation	—	(353)	283
Noncontrolling interest	422	—	—
Other operating	4,824	4,394	6,159

Total adjustments to net income	(725,436)	(62,994)	2,570,682

Net cash provided (used) by operating activities	(349,657)	300,322	2,919,270

Cash flows from investing activities:
Purchase of fixed-maturity securities	(2,130,808)	(2,354,954)	(6,815,650)
Sale (purchase) of other investments, net	(3,795)	(2,668)	—
Purchase of real estate from an affiliate	—	(65,000)	—
Sale of fixed-maturity securities	4,103,448	2,290,291	1,808,046
Issuance of secured loan to an affiliate	(1,130,000)	—	—
Redemption of fixed-maturity securities	—	—	232
Sale (purchase) of short-term investments, net	(216,174)	(185,608)	(37,082)
Acquisition of an entity from an affiliate	(146,151)	—	—
Capital expenditures	(1,669)	(953)	—
Disposal of capital assets	—	13	—

Net cash provided (used) by investing activities	474,851	(318,879)	(5,044,454)

Cash flows from financing activities:
Capital contribution from parent	—	—	2,146,427
Contributions by noncontrolling interest, net	2,904	—	—

Net cash provided by financing activities	2,904	—	2,146,427

Net increase in cash and cash equivalents	128,098	(18,557)	21,243
Cash and cash equivalents—beginning of period	9,072	27,629	6,386

Cash and cash equivalents—end of period	$137,170	$9,072	$27,629

Supplemental cash flow disclosures:
Income taxes paid, net	$(258,512)	$(3,297)	$1,509
Interest paid:
Securities sold under agreements to repurchase	$4,811	$4,965	$3,063
Other	62	58	992
Noncash items:
Share-based compensation	$—	$(353)	$213
Issuance of noncontrolling interest	7,479	—	—

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity

Summary

National Public Finance Guarantee Corporation (“National”) is a wholly owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. (“National Holdings”). Prior to February 17, 2009, National, previously named MBIA Insurance Corporation of Illinois (“MBIA Illinois”), was a wholly-owned subsidiary of MBIA Insurance Corporation (“MBIA Corp.”). In February 2009, after receiving the required regulatory approvals, MBIA Corp. transferred the stock of MBIA Illinois to National Holdings. National was further capitalized with approximately $2.1 billion from funds distributed by MBIA Corp. to MBIA Inc. as a dividend and return of capital, which MBIA Inc. contributed to National through National Holdings. National increased the par value of its common stock from $10 per share to $30 per share.

In February 2009, National and MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its United States (“U.S.”) public finance exposure to National. National and MBIA Corp. also entered into an assignment agreement under which MBIA Corp. assigned its rights and obligations with respect to the U.S. public finance business that MBIA Corp. had assumed from Financial Guaranty Insurance Company (“FGIC”). The exposure transferred to National under the reinsurance and assignment agreements totaled $553.7 billion of net par outstanding. The reinsurance and assignment enables covered policyholders and certain ceding reinsurers to make claims for payment directly against National in accordance with the terms of these agreements.

To provide additional protection to its policyholders, National also issued second-to-pay policies for the benefit of the policyholders covered by the above reinsurance and assignment agreements. These second-to-pay policies, which are direct obligations of National, are held by a trustee and provide that if MBIA Corp. or FGIC, as applicable, do not pay valid claims of their policyholders, the policyholders will then be able to make claims directly against National.

The financial guarantees issued by National provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event National has the right at its discretion to accelerate insured obligations upon default or otherwise, upon National’s acceleration. National’s guarantees insure municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects are generally supported by taxes, assessments, fees or tariffs related to the use of these projects, lease payments or other similar types of revenue streams.

On March 1, 2010, National established National Real Estate Holdings of Armonk, LLC, a wholly-owned subsidiary of National in order to purchase MBIA Corp.’s interest in certain real estate for purposes of conducting National’s real estate business and leasing its property to certain affiliates.

Business Developments and Risks and Uncertainties

National has not written any meaningful amount of business since its formation in 2009, and as of December 31, 2011 had insured gross par outstanding of $410.4 billion and statutory capital of $2.8 billion.

In August 2011, Standard & Poor’s Financial Services LLC (“S&P”) issued new guidelines that reflect significant changes to its rating methodology for financial guarantee insurers. These new guidelines became effective immediately. The changes to S&P’s rating methodology substantially increase the amount of capital required to achieve its highest ratings, implement a new Largest Obligors Test and incorporate additional qualitative considerations into the ratings process. In November 2011, S&P affirmed its rating on National at BBB with a developing outlook. If National is unable to establish high stable S&P ratings, National’s ability to write new insurance business, the premiums National can charge, and the future acceptance of its financial guarantee insurance products may be adversely impacted.

The lack of new insurance writings reflects the insurance financial strength credit ratings assigned to National by the credit rating agencies. As of December 31, 2011, National was rated BBB with a developing outlook by S&P. In December 2011, National was downgraded to Baa2 with a negative outlook by Moody’s Investors Service, Inc. (“Moody’s”).

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

In connection with the approval of the New York State Department of Financial Services (“NYSDFS”, previously referred to as the New York State Insurance Department or NYSID) of a December 31, 2011 contingency reserve release by MBIA Corp., National has agreed that it would not pay dividends without the prior approval of the NYSDFS prior to July 19, 2013 (which is 15 months after the expiration of the period during which National has agreed not to pay dividends in connection with the court proceeding challenging the approval of National’s unassigned surplus reset, as described in “Note 15: Commitments and Contingencies”). Refer to “Note 11: Insurance Regulations and Dividends” for more information about National’s dividend capacity.

MBIA Inc. has put in place agreements that allocate liquidity resources among its subsidiaries in order to fund commutations and provide liquidity where needed. Such agreements between National and its affiliates have required the approval of the NYSDFS. National’s ability to continue to provide its affiliates liquidity and capital support and to pay dividends to MBIA Inc. will, in most cases, require further approvals from the NYSDFS, and there can be no assurance that National will be able to obtain such approvals. In addition, in connection with providing such approvals, the NYSDFS may require National to agree to take, or refrain from taking, certain actions which could restrict its operating flexibility.

Litigation over the NYSDFS’s approval of National’s creation or additional hurdles in achieving high stable ratings may impede National’s ability to write new municipal bond insurance for some time, reducing its long-term ability to generate capital from operations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by National’s insurance regulators in its operations.

Recently, many state and local governments that issue some of the obligations National insures have reported unprecedented budget shortfalls, which could lead to claims on insurance policies issued by National. Although National’s insurance loss reserves are estimates of expected losses based on all available information, there is a possibility that such losses could increase significantly as a result of unexpected future defaults on insured bonds.

Liquidity

Despite continued adverse macroeconomic conditions in the U.S., the incidence of default among National issuers remains low and the liquidity position of National is expected to meet its cash requirements in the ordinary course of business.

National utilizes a liquidity risk management framework, the primary objectives of which are to monitor liquidity positions and projections in its business and guide the matching of liquidity resources to needs. National monitors its cash and liquid asset resources using stress-scenario testing. Members of MBIA Inc. and National senior management meet regularly to review liquidity metrics, discuss contingency plans and establish target liquidity cushions on an enterprise-wide basis. National’s liquidity management efforts focus on, the liquidity resources of National, for which National has not observed material liquidity risk to date but which are exposed to unexpected loss payments on its insured transactions, liquidity support arrangements with its affiliates and the need to meet ongoing operating expenses.

National has entered into agreements with affiliates, which provide resources to affiliates that are more liquidity constrained, as follows:

National Secured Loan

In December 2011, National provided a secured loan to MBIA Insurance Corporation (“National Secured Loan”) under which National loaned MBIA Insurance Corporation $1.1 billion at a fixed annual interest rate of 7% and with a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of December 31, 2011. The National Secured Loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National in order to enable MBIA Corp. to fund settlements and commutations of its insurance policies. Any increase or other amendment to the terms of the loan would be subject to regulatory approval by the NYSDFS.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business Developments, Risks and Uncertainties, and Liquidity (continued)

Asset Swap

National maintains simultaneous repurchase and reverse repurchase agreements (“Asset Swap”) with MBIA Inc. for up to $2.0 billion based on the fair value of securities borrowed by MBIA Inc. The Asset Swap provides MBIA Inc. with eligible assets to pledge under investment agreement contracts. As of December 31, 2011, the notional amount utilized under these agreements was $1.3 billion and the fair value of the collateral pledged by each of National and MBIA Inc. under these agreements was $1.4 billion and $1.5 billion, respectively. The net average interest rate on these transactions was 0.34%, 0.35% and 1.70% for the years ended December 31, 2011, 2010 and 2009, respectively. The NYSDFS approved the Asset Swap in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

Liquidity risk arises in National’s operations primarily from the following:

•

The insurance policies issued or reinsured by National, provide unconditional and irrevocable guarantees of payments of the principal of, and interest or other amounts owing on, insured obligations when due; or, in the event that the insurance company has the right, at its discretion, to accelerate insured obligations upon default or otherwise, upon the insurance company’s election to accelerate. In the event of a default in payment of principal, interest or other insured amounts by an issuer, National generally promises to make funds available in the insured amount within one to three business days following notification. In some cases, the amount due can be substantial, particularly if the default occurs on a transaction to which National has a large notional exposure or on a transaction structured with large, bullet-type principal maturities. The fact that the National’s financial guarantee contracts generally cannot be accelerated by a party other than the insurer helps to mitigate liquidity risk.

•

National has entered into certain transactions with affiliates to support the liquidity needs of its affiliates as discussed above. These transactions may impair National’s ability to implement its business plan while they remain outstanding, as the repayment of the National Secured Loan and changes in the market value of securities sold to National under its Asset Swap with MBIA Inc. can adversely affect its liquidity position.

•

National requires cash for the payment of operating expenses. Declines in operating cash inflows due to depressed new business writings, declines in cash inflows from investment income, unanticipated expenses, or an impairment or significant decline in the fair value of invested assets could negatively impact National’s liquidity position.

National held cash and short-term investments of $771 million as of December 31, 2011, of which $703 million was highly liquid and consisted predominantly of highly rated municipal, U.S. agency and corporate bonds. With the exception of its loan to MBIA Insurance Corporation, most of National’s investments, including those encumbered by the Asset Swap, are liquid and highly rated.

Note 2: Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results. Actual results could differ from those estimates.

Certain amounts have been reclassified in prior years’ consolidated financial statements to the current presentation. These reclassifications had no impact on total revenues, expenses, assets, liabilities or shareholder’s equity for all periods presented. Accordingly, management believes these reclassifications are immaterial to National’s consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

National evaluated all events subsequent to December 31, 2011 through February 29, 2012, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

Consolidation

The consolidated financial statements include the accounts of National and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Financial Guarantee Insurance Premiums

Unearned Premium Revenue and Receivable for Future Premiums

National recognizes a liability for unearned premium revenue at the inception of financial guarantee insurance and reinsurance contracts on a contract-by-contract basis. Unearned premium revenue recognized at inception of a contract is measured at the present value of the premium due. For most financial guarantee insurance contracts, National receives the entire premium due at the inception of the contract, and recognizes unearned premium revenue liability at that time. For certain other financial guarantee contracts, National receives premiums in installments over the term of the contract. Unearned premium revenue and a receivable for future premiums is recognized at the inception of an installment contract, and measured at the present value of premiums expected to be collected over the contract period or expected period using a risk-free discount rate. The expected period is used in the present value determination of unearned premium revenue and receivable for future premiums for contracts where (a) the insured obligation is contractually prepayable, (b) prepayments are probable, (c) the amount and timing of prepayments are reasonably estimable, and (d) a homogenous pool of assets is the underlying collateral for the insured obligation. The receivable for future premiums is reduced as installment premiums are collected. National reports the accretion of the discount on installment premiums receivable as premium revenue and discloses the amount recognized in “Note 4: Insurance Premiums.” National assesses the receivable for future premiums for collectability at each reporting period, adjusts the receivable for uncollectible amounts and recognizes any write-off as operating expense and discloses the amount recognized in “Note 4: Insurance Premiums.” As premium revenue is recognized, the unearned premium revenue liability is reduced.

Premium Revenue Recognition

National recognizes and measures premium revenue over the period of the insurance contract in proportion to the amount of insurance protection provided. Premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. A constant rate for each respective financial guarantee insurance contract is determined as the ratio of (a) the present value of premium received or expected to be received over the period of the contract to (b) the sum of all insured principal amounts outstanding during each period over the term of the contract.

An issuer of an insured financial obligation may retire the obligation prior to its scheduled maturity through refinancing or legal defeasance in satisfaction of the obligation according to its indenture, which results in National’s obligation being extinguished under the financial guarantee contract. National recognizes any remaining unearned premium revenue on the insured obligation as refunding premium earned in the period the contract is extinguished to the extent the unearned premium revenue has been collected.

Non-refundable commitment fees are considered insurance premiums and are initially recorded under unearned premium revenue in National’s consolidated balance sheets when received. Once the related financial guarantee insurance policy is issued, the commitment fees are recognized as premium written and earned using the constant rate method. If the commitment agreement expires before the related financial guarantee is issued, the non-refundable commitment fee is immediately recognized as premium written and earned at that time.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

Loss and Loss Adjustment Expenses

National recognizes loss reserves on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue. A loss reserve is subsequently remeasured each reporting period for expected increases or decreases due to changes in the likelihood of default and potential recoveries. Subsequent changes to the measurement of the loss reserve are recognized as loss expense in the period of change. Measurement and recognition of the loss reserve is reported gross of any reinsurance. National estimates the likelihood of possible claims payments and possible recoveries using probability-weighted expected cash flows based on information available, including market information. To the extent National had recorded potential recoveries in its loss reserve prior to a claim payment, such recoveries are reclassified to “Insurance loss recoverable” upon payment of the related claim and remeasured each reporting period. Accretion of the discount on a loss reserve is included in loss expense.

National’s loss reserve, insurance loss recoverable, and accruals for loss adjustment expenses (“LAE”) incurred are disclosed in “Note 5: Loss and Loss Adjustment Expense Reserves.”

Investments

National classifies its fixed-maturity investments as available-for-sale or held at fair value. Available-for-sale investments are reported in the balance sheets at fair value with unrealized gains and losses, net of deferred taxes, reflected in accumulated other comprehensive income (loss) in shareholder’s equity. Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For bonds purchased at a price above par value that also have call features, premiums are amortized to the call date that produces the lowest yield. For mortgage-backed securities (“MBS”) and asset-backed securities (“ABS”), discounts and premiums are adjusted quarterly for the effects of actual and expected prepayments on a retrospective basis. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains and losses represent the difference between the amortized cost value and the sale proceeds. The first-in, first-out method is used to identify the investments sold and the resulting realized gains and losses are included as a separate component of revenues.

Fixed-maturity investments held at fair value include all fixed-maturity securities held by National for which changes in fair values are reflected in earnings. These include securities designated as trading securities as well as those fixed maturity securities for which National has elected the fair value option. Changes in fair value and realized gains and losses from the sale of these securities are reflected in earnings as part of “Net gains (losses) on financial instruments at fair value and foreign exchange.” Refer to “Note 6: Fair Value of Financial Instruments” for additional disclosures related to securities for which National has elected the fair value option.

Short-term investments are carried at fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year, commercial paper and money market securities.

Other-Than-Temporary Impairments on Investment Securities

National’s statements of operations reflect the full impairment (the difference between a security’s amortized cost basis and fair value) on debt securities that National intends to sell or would more likely than not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale debt securities that management has no intent to sell and believes that it is more likely than not such securities will not be required to be sold prior to recovery, the amount of the credit impairment representing credit loss is recognized in earnings, and the remaining amount of the impairment related to all other factors is recognized in accumulated other comprehensive income (loss), net of applicable deferred income taxes.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

National’s investment securities for which the fair value is less than amortized cost are reviewed no less than quarterly in order to determine whether a credit loss exists. This evaluation includes both qualitative and quantitative considerations. In assessing whether a decline in value is related to a credit loss, National considers several factors, including but not limited to (a) the magnitude and duration of the decline, (b) credit indicators and the reasons for the decline, such as general interest rate or credit spread movements, credit rating downgrades, issuer-specific changes in credit spreads and the financial condition of the issuer and (c) any guarantees associated with a security such as those provided by financial guarantee insurance companies. Credit loss expectations for ABS and collateralized debt obligations (“CDOs”) are assessed using discounted cash flow modeling and the recoverability of amortized cost for corporate obligations is generally assessed using issuer-specific credit analyses.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

Secured loan to an affiliate

The secured loan consists of a loan to MBIA Insurance Corporation, a wholly-owned subsidiary of MBIA Inc. The secured loan is collateralized by certain assets of MBIA Insurance Corporation and is accounted for as a collateralized transaction recorded at the principal amount outstanding. The secured loan is assessed for impairment to determine whether it is probable that all contractual interest and principal amounts due are collectible based on current information and events. In the event that the secured loan is considered impaired, the secured loan would be impaired to the fair value of the collateral pledged on the loan. There were no impairments during the year ended December 31, 2011. Interest income is accrued at the contractual interest rate. Interest payments can be deferred and capitalized to the loan balance at the option of MBIA Insurance Corporation subject to the collateral value exceeding certain thresholds.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at contract value plus accrued interest.

These transactions are entered into with MBIA Inc. in connection with MBIA Inc.’s asset/liability products activity. MBIA Inc. has collateralized these security borrowings with assets rated BBB or better and having an aggregate fair value in excess of the securities borrowed. The NYSDFS approved these agreements in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

It is National’s policy to take possession of securities used to collateralize such transactions with MBIA Inc. National minimizes the credit risk that MBIA Inc. might be unable to fulfill its contractual obligations by monitoring MBIA Inc.’s credit exposure and collateral value and requiring additional collateral to be deposited with National under the terms of the contract when deemed necessary.

Deferred Acquisition Costs

Deferred acquisition costs include ceding commissions paid by National in connection with assuming business from other financial guarantors. Deferred acquisition costs, net of ceding commissions received, related to non-derivative insured financial guarantee transactions are deferred and amortized over the period in which the related premiums are earned.

Goodwill

Goodwill represents the excess of the cost of acquiring a business enterprise over the fair value of the net assets acquired. Goodwill is tested for impairment at least annually. Goodwill is impaired if the estimated fair value of a reporting unit is less than its carrying value, and the excess of the fair value of its reported and unreported net assets over its carrying value is less than the amount of goodwill attributable to the reporting unit.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

National performed its annual impairment testing of goodwill as of January 1, 2012. As of January 1, 2012, the fair value of National’s reporting unit did not exceed its carrying value, indicating that goodwill was potentially impaired. The fair value as of January 1, 2012 reflected the prolonged delay to the resolution of the litigation challenging the establishment of National, which adversely impacted the timing of writing new business, a key trigger for assessing goodwill impairment. As a result, in the fourth quarter of 2011, National recorded an impairment loss for the full amount of goodwill residing in National’s reporting unit. In performing this evaluation, National calculated the fair value of its reporting unit utilizing discounted cash flow modeling. The inputs to National’s valuation models included its estimates of market participant assumptions.

Fair Value Measurements – Definition and Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, National uses various valuation approaches, including both market and income approaches. The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those that National believes market participants would use in pricing the asset or liability developed based on market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing the asset or liability developed based on the best information available. The hierarchy is broken down into three levels based on the observability and reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment. Assets utilizing Level 1 inputs generally include U.S. Treasuries and money market securities.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. Assets and liabilities utilizing Level 2 inputs include: U.S. government and mortgage-backed securities; foreign government bonds; derivatives; corporate and municipal bonds; and asset-backed securities.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. Assets and liabilities utilizing Level 3 inputs include: mortgage-backed securities; state and municipal bonds; and asset-backed securities.

The level of activity in a market contributes to the determination of whether an input is observable. An active market is one in which transactions for an asset or liability occurs with sufficient frequency and volume to provide pricing information on an ongoing basis. In determining whether a market is active or inactive, National considers the following traits to be indicative of an active market:

•	transactions are frequent and observable;

•	prices in the market are current;

•	price quotes among dealers do not vary significantly over time; and

•	sufficient information relevant to valuation is publicly available.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 2: Significant Accounting Policies (continued)

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by National in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those that it believes market participants would use in pricing the asset or liability at the measurement date. National uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3. National has also taken into account the nonperformance risk and that of its counterparties when measuring fair value.

Refer to “Note 6: Fair Value of Financial Instruments” for additional fair value disclosures.

Income Taxes

National is included in the consolidated tax return of MBIA Inc. The tax provision for National for financial reporting purposes is determined on a stand-alone basis.

Deferred income taxes are recorded with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in National’s consolidated financial statements that will result in deductible or taxable amounts in future years when the reported amounts of assets and liabilities are recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and derivatives, and National’s statutory contingency reserve. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates in the period in which changes are approved by the relevant authority.

Refer to “Note 9: Income Taxes” for additional information about National’s income taxes.

Fee and Reimbursement Revenue Recognition

National collects insurance related fees for services performed in connection with certain transactions. In addition, National may be entitled to reimbursement of third-party insurance expenses that it incurs in connection with certain transactions. Depending upon the type of fee received and whether it is related to an insurance policy, the fee is either earned when it is received or deferred and earned over the life of the related transaction. Work, waiver and consent, termination, administrative and management fees are earned when the related services are completed and the fee is received. Amounts received from reinsurers in excess of those which are contractually due to National upon the termination of reinsurance agreements are recorded as fees and earned when received.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Disclosures about the Credit Quality of Financing Receivables and Allowance for Credit Losses (ASU 2010-20)

In July 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-20, “Receivables (Topic 310)—Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 provides amended disclosure requirements related to certain financing receivables and related allowance for credit losses. The disclosure provisions were effective for National for the year ended December 31, 2010. These amended requirements are related only to disclosures, and do not affect National’s consolidated balance sheets, results of operations or cash flows. National accounts for the National Secured Loan in accordance with Accounting Standards Codification (“ASC”) 310, “Receivables.” Refer to “Note 2: Significant Accounting Policies” for disclosures related to the National Secured Loan. National accounts for its insurance premiums receivable in accordance with ASC 944, “Financial Guarantee Insurance Contracts.” Refer to “Note 4: Insurance Premiums” for disclosures related to National’s receivable for insurance premiums.

Improving Disclosures about Fair Value Measurements (ASU 2010-06)

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. National adopted this standard as of the first quarter of 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which was adopted in the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 6: Fair Value of Financial Instruments” for these disclosures.

Consolidation of Variable Interest Entities (ASU 2009-17)

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” to require the holder of a variable interest(s) in a variable interest entity (“VIE”) to determine whether it holds a controlling financial interest in a VIE. A holder of a variable interest (or combination of variable interests) that has a controlling financial interest in a VIE is considered the primary beneficiary and is required to consolidate the VIE. The accounting guidance deems controlling financial interest as both (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits of the VIE that could potentially be significant to the VIE. The accounting guidance eliminates the more quantitative approach for determining the primary beneficiary of a VIE. The accounting guidance requires an ongoing reassessment of whether a holder of a variable interest is the primary beneficiary of a VIE. National adopted this standard in the first quarter of 2010. The adoption did not have a material effect on National’s consolidated balance sheets, results of operations or cash flows.

Recent Accounting Developments

Testing Goodwill for Impairment (ASU 2011-08)

In September 2011, the FASB issued ASU 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” Under the revised guidance, an entity has an option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The new guidance is effective for National beginning January 1, 2012 with early adoption permitted. National did not early adopt the guidance. The adoption of this standard will not have a material effect on National’s consolidated balance sheet, results of operations, or cash flows.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3: Recent Accounting Pronouncements (continued)

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The amendment does not change what currently constitutes net income and other comprehensive income. The new guidance is effective for National beginning January 1, 2012. In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which defers certain aspects of ASU 2011-05 related to the presentation of reclassification adjustments. These standards will only affect National’s presentation of comprehensive income and will not affect National’s consolidated balance sheets, results of operations, or cash flows. The new presentation will be included in National’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards (“IFRS”). The new guidance is effective for National beginning January 1, 2012. This standard is expected to only affect National’s disclosures related to fair value, therefore, the adoption of this standard is not expected to affect National’s consolidated balance sheets, results of operations, or cash flows.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for National beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. National did not early adopt the guidance as of January 1, 2011. The adoption of this standard will not have a material effect on National’s consolidated balance sheets, results of operations, or cash flows.

Note 4: Insurance Premiums

National recognizes and measures premiums related to financial guarantee (non-derivative) insurance and reinsurance contracts in accordance with the accounting principles for financial guarantee insurance contracts.

As of December 31, 2011 and 2010, National reported premiums receivable of $288 million and $319 million, respectively, primarily related to installment policies for which premiums will generally be collected over the contract period. Premiums receivable for installment policies are initially measured at the present value of premiums expected to be collected over the expected period or contract period of the policy using a risk-free discount rate. Premiums receivable for policies that use the expected period of risk due to expected prepayments are adjusted in subsequent measurement periods when prepayment assumptions change using the risk-free discount rate as of the remeasurement date. As of December 31, 2011 and 2010 the weighted average risk-free rate used to discount future installment premiums was 2.9%, and the weighted average expected collection term of the premiums receivable was 13.83 years and 13.92 years, respectively.

National evaluates whether any premiums receivable are uncollectible at each balance sheet date. If National determines that premiums are uncollectible, it records a write-off of such amounts in current earnings. The majority of National’s premiums receivable consists of the present values of future installment premiums that are not yet billed or due. Given that premiums due to National typically have priority over most other payment obligations of U.S. public finance transactions, National determined that the amount of uncollectible premiums as of December 31, 2011 and 2010 was insignificant.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

The following tables present a roll forward of National’s premiums receivable for the year ended December 31, 2011 and 2010:

In millions			Adjustments
Premiums Receivable as of December 31, 2010	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2011	Reinsurance Premiums Payable as of December 31, 2011
$ 319	$(20)	$—	$(11)	$8	$(8)	$288	$0

In millions			Adjustments
Premiums Receivable as of December 31, 2009	Premium Payments Received	Premiums from New Business Written	Changes in Expected Term of Policies	Accretion of Premiums Receivable Discount	Other	Premiums Receivable as of December 31, 2010	Reinsurance Premiums Payable as of December 31, 2010
$ 345	$(21)	$—	$(9)	$9	$(5)	$319	$0

The following table presents the undiscounted future amount of premiums expected to be collected and the period in which those collections are expected to occur:

In millions	Expected Collection of Premiums
Three months ended:
March 31, 2012	$2
June 30, 2012	7
September 30, 2012	5
December 31, 2012	7

Twelve months ended:
December 31, 2013	18
December 31, 2014	18
December 31, 2015	18
December 31, 2016	18

Five years ended:
December 31, 2021	82
December 31, 2026	69
December 31, 2031 and thereafter	173

Total	$417

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4: Insurance Premiums (continued)

The following table presents the unearned premium revenue balance and the future expected premiums earned revenue as of and for the periods presented:

	Unearned Premium Revenue	Expected Future Premium Earnings			Total Expected Future Premium Earnings
In millions		Upfront	Installments	Accretion
December 31, 2011	$2,443

Three months ended:
March 31, 2012	2,379	$60	$4	$2	$66
June 30, 2012	2,317	58	4	2	64
September 30, 2012	2,257	56	4	2	62
December 31, 2012	2,199	54	4	2	60

Twelve months ended:
December 31, 2013	1,978	205	16	7	228
December 31, 2014	1,776	186	16	7	209
December 31, 2015	1,592	169	15	7	191
December 31, 2016	1,424	153	15	7	175

Five years ended:
December 31, 2021	779	579	66	31	676
December 31, 2026	382	343	54	25	422
December 31, 2031 and thereafter	—	270	112	36	418

Total		$2,133	$310	$128	$2,571

Note 5: Loss and Loss Adjustment Expense Reserves

For the year ended December 31, 2011, National recognized $4 million of loss and LAE principally related to two tax-backed transactions, a toll road transaction and a housing transaction, partially offset by net reversals of estimated losses on affordable housing transactions. Additionally, a reversal of loss and LAE reserves principally related to future payments on a tax-backed transaction was offset by the reversal of the corresponding recoveries of such payments. Total paid losses and LAE, net of reinsurance and collections, for the year ended December 31, 2011 of $145 million primarily related to a gaming revenue transaction, a health care transaction and a housing transaction. Total expected insurance loss recoveries on paid losses and LAE for the year ended December 31, 2011 increased by $80 million primarily related to paid losses on a gaming revenue transaction and a housing transaction, both for which National expects to be fully reimbursed.

National’s Portfolio Surveillance Division (“PSD”) monitors National’s outstanding insured obligations with the objective of minimizing losses. PSD meets this objective by identifying issuers that, because of deterioration in credit quality or changes in the economic, regulatory or political environment, are at a heightened risk of defaulting on debt service of obligations insured by National. In such cases, PSD works with the issuer, trustee, bond counsel, servicer, underwriter and other interested parties in an attempt to alleviate or remedy the problem and avoid defaults on debt service payments. PSD works closely with National’s Risk Management personnel and the applicable business unit to analyze insured obligation performance and credit risk parameters, both before and after an obligation is insured.

Once an obligation is insured, National typically requires the issuer, servicer (if applicable) and the trustee to furnish periodic financial and asset-related information, including audited financial statements, to PSD for review. PSD also monitors publicly available information related to insured obligations. Potential problems uncovered through this review such as poor financial results, low fund balances, covenant or trigger violations and trustee or servicer problems or other events that could have an adverse impact on the insured obligation, could result in an immediate surveillance review and an evaluation of possible remedial actions. PSD also monitors and evaluates the impact on issuers of general economic conditions, current and proposed legislation and regulations, as well as state and municipal finances and budget developments.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Insured obligations are monitored periodically. The frequency and extent of such monitoring is based on the criteria and categories described below. Insured obligations that are judged to merit more frequent and extensive monitoring or remediation activities due to a deterioration in the underlying credit quality of the insured obligation or the occurrence of adverse events related to the underlying credit of the issuer are assigned to a surveillance category (“Caution List-Low,” “Caution List-Medium,” “Caution List-High,” or “Classified List”) depending on the extent of credit deterioration or the nature of the adverse events. PSD monitors insured obligations assigned to a surveillance category more frequently and, if needed, develops a remediation plan to address any credit deterioration.

National does not establish any case basis reserves for insured obligations that are assigned to “Caution List-Low,” “Caution List-Medium,” or “Caution List-High.” In the event National expects to pay a claim with respect to an insured transaction, it places the insured transaction on its “Classified List” and establishes a case basis reserve. The following provides a description of each surveillance category:

“Caution List – Low” —Includes issuers where debt service protection is adequate under current and anticipated circumstances. However, debt service protection and other measures of credit support and stability may have declined since the transaction was underwritten and the issuer is less able to withstand further adverse events. Transactions in this category generally require more frequent monitoring than transactions that do not appear within a surveillance category. PSD subjects issuers in this category to heightened scrutiny.

“Caution List – Medium” —Includes issuers where debt service protection is adequate under current and anticipated circumstances, although adverse trends have developed and are more pronounced than for “Caution List – Low.” Issuers in this category may have breached one or more covenants or triggers. These issuers are more closely monitored by PSD but generally take remedial action on their own.

“Caution List – High” —Includes issuers where more proactive remedial action is needed but where no defaults on debt service payments are expected. Issuers in this category exhibit more significant weaknesses, such as low debt service coverage, reduced or insufficient collateral protection or inadequate liquidity, which could lead to debt service defaults in the future. Issuers in this category may have breached one or more covenants or triggers and have not taken conclusive remedial action. For these issuers, PSD adopts a remediation plan and takes more proactive remedial actions.

“Classified List” —Includes all insured obligations where National has paid a claim or where a claim payment is expected. It also includes insured obligations where a significant LAE payment has been made, or is expected to be made, to mitigate a claim payment. This may include property improvements, bond purchases and commutation payments. Generally, PSD is actively remediating these credits where possible, including participating in restructurings through legal proceedings, usually with the assistance of specialist counsel and advisors.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2011:

	Surveillance Categories
In millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	21	13	8	42	84
Number of issues(1)	10	7	6	15	38
Remaining weighted average contract period (in years)	14.7	9.2	9.8	13.1	12.7
Gross insured contractual payments outstanding(2):
Principal	$655	$337	$152	$802	$1,946
Interest	1,195	162	76	977	2,410

Total	$1,850	$499	$228	$1,779	$4,356

Gross claim liability	$—	$—	$—	$436	$436
Less:
Gross potential recoveries	—	—	—	407	407
Discount, net	—	—	—	2	2

Net claim liability (recoverable)	$—	$—	$—	$27	$27

Unearned premium revenue	$14	$7	$1	$21	$43

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2010:

	Surveillance Categories
In millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	159	19	5	39	222
Number of issues(1)	11	8	5	15	39
Remaining weighted average contract period (in years)	14.7	9.5	14.7	13.0	13.3
Gross insured contractual payments outstanding(2):
Principal	$1,188	$371	$46	$1,106	$2,711
Interest	1,808	195	38	1,128	3,169

Total	$2,996	$566	$84	$2,234	$5,880

Gross claim liability	$—	$—	$—	$933	$933
Less:
Gross potential recoveries	—	—	—	783	783
Discount, net	—	—	—	6	6

Net claim liability (recoverable)	$—	$—	$—	$144	$144

Unearned premium revenue	$18	$8	$2	$24	$52

(1)—An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)—Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

National’s potential recoveries are typically based on either salvage rights, the rights conferred to National through the transaction documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce National’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and National’s right to recovery is no longer considered an offset to future expected claim payments, these recoveries are reclassified from loss and LAE reserves to insurance loss recoverable. The amount of recoveries recorded by National is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

While National believes it will be successful in realizing these recoveries, the ultimate amounts recovered may be materially different from those recorded by National given the inherent uncertainty in the manner of resolving claims and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

The following table provides information about the components of National’s Loss and LAE reserves and insurance loss recoverable included within National’s classified list as of December 31, 2011 and 2010:

	As of December 31,
In millions	2011	2010
Loss reserves (claim liability)	$159	$209
LAE reserves	3	6

Loss and LAE reserves	$162	$215

Insurance claim loss recoverable	$(136)	$(71)
LAE insurance loss recoverable	(14)	—

Insurance loss recoverable	$(150)	$(71)

The following tables present changes in National’s loss and LAE reserves as of December 31, 2011 and 2010. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserves, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 1.67% and 2.89% as of December 31, 2011 and 2010, respectively.

In millions
Gross Loss and LAE Reserve as of December 31, 2010	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2011
$ 215	$(55)	$3	$5	$—	$(2)	$(3)	$2	$(3)	$162

In millions
Gross Loss and LAE Reserve as of December 31, 2009	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of December 31, 2010
$ 173	$(33)	$1	$(1)	$4	$(6)	$77	$(5)	$5	$215

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The decrease in case reserves for the year ended December 31, 2011 primarily related to payments on previously established reserves. The increase in case reserves for the year ended December 31, 2010 primarily related to new case reserves for a not-for-profit transaction, an affordable housing transaction and a housing transaction. In addition, expected future losses increased related to a healthcare transaction.

The following tables present changes in National’s insurance loss recoverable as of December 31, 2011 and December 31, 2010. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and the change in LAE recoverable are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions
Insurance Loss Recoverable as of December 31, 2010	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of December 31, 2011
$ 71	$(9)	$—	$1	$—	$3	$70	$14	$150

In millions
Insurance Loss Recoverable as of December 31, 2009	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of December 31, 2010
$ 41	$—	$1	$—	$—	$—	$60	$(31)	$71

The increase in insurance loss recoverable for the years ended December 31, 2011 and 2010 primarily related to paid claims for which National expects to be fully reimbursed based on contractual rights and sources of recovery judged to be sufficient to provide National full loss reimbursement.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the expenses (gross and net of reinsurance) related to remedial actions for insured obligations included in National’s surveillance categories:

	Years ended December 31,
In millions	2011	2010	2009
Loss adjustment expense incurred, gross	$4	$21	$86
Loss adjustment expense incurred, net	$4	$21	$86

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on National’s balance sheets as of December 31, 2011 and 2010:

	As of December 31,
	2011		2010
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale, investments carried at fair value, and investments pledged as collateral	$4,054	$4,054	$5,420	$5,420
Other investments	15	15	3	3
Cash and cash equivalents	137	137	9	9
Securities purchased under agreements to resell	1,335	1,460	1,775	1,955
Secured loan to an affiliate	1,130	1,130	—	—
Receivable for investments sold	2	2	—	—
Liabilities:
Securities sold under agreements to repurchase	1,335	1,426	1,775	1,804
Payable for investments purchased	3	3	4	4
Derivative liabilities	9	9	10	10
Financial Guarantees:
Gross	2,455	1,665	3,062	2,408
Ceded	0	60	0	18

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. National’s assets and liabilities measured at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Pledged as Collateral, and Investments at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are valued based on quoted market prices in active markets. The fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market prices where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, bond or single name credit default swap (“CDS”) spreads for similar instruments and diversity scores. Corporate obligations are generally categorized in Level 2 of the fair value hierarchy. Corporate obligations are classified in Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities—Mortgage-backed securities and asset-backed securities are valued using recently executed transaction prices. When position-specific quoted prices are not available, MBS and ABS are valued based on quoted prices for similar securities. If quoted prices are not available, MBS and ABS are valued using a valuation model based on observable inputs, including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBS and ABS are categorized as Level 3 of the fair value hierarchy when significant inputs are unobservable.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted market prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Money market securities—The fair value of money market securities is based on quoted prices in an active market. These money market securities are categorized in Level 1 of the fair value hierarchy.

Other Investments

Other investments include National’s interest in perpetual and preferred securities and the loan receivable. Fair value of other investments is determined using quoted market prices. Other investments are categorized in Level 2 or Level 3 when significant inputs of the fair value hierarchy are unobservable.

Cash and Cash Equivalents, Receivable for Investments Sold and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair values due to the short maturities of these instruments.

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Secured Loan to an affiliate

The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified in Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) the amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability (iv) operating expenses, and (v) discount rates. The Assured Guaranty Corporation CDS spread and recovery rates are used as the discount rate for National and incorporate the nonperformance risk of National.

The carrying value of National’s gross financial guarantee liability consists of unearned premium revenue and loss and LAE reserves net of insurance loss recoverable as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums as reported on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about National’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of December 31, 2011 and December 31, 2010:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$387	$11	$—	$398
Foreign governments	—	1	—	1
Corporate obligations	1	292	—	293
Mortgage-backed securities:
Residential mortgage-backed agency	—	1,218	—	1,218
Residential mortgage-backed non-agency	—	10	5	15
Commercial mortgage-backed	—	22	2	24
Asset-backed securities:
Collateralized debt obligations	—	6	5	11
Other asset-backed	—	56	8	64
State and municipal bonds	—	565	—	565

Total taxable bonds	388	2,181	20	2,589
Tax-exempt bonds:
State and municipal bonds	—	1,136	28	1,164

Total fixed maturity investments	388	3,317	48	3,753
Other investments:
Money market securities	301	—	—	301
Perpetual preferred securities	—	4	1	5

Total	301	4	1	306

Total assets	$689	$3,321	$49	$4,059

Liabilities:
Derivative liabilities	$—	$9	$—	$9

Total liabilities	$—	$9	$—	$9

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using			Balance as of December 31, 2010
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$199	$48	$—	$247
Foreign governments	—	1	—	1
Corporate obligations	—	402	—	402
Mortgage-backed securities:
Residential mortgage-backed agency	—	1,433	—	1,433
Residential mortgage-backed non-agency	—	7	—	7
Commercial mortgage-backed	—	4	—	4
Asset-backed securities:
Collateralized debt obligations			1	1
Other asset-backed	—	35	7	42
State and municipal bonds	—	410	—	410

Total taxable bonds	199	2,340	8	2,547
Tax-exempt bonds:
State and municipal bonds	—	2,742	35	2,777

Total fixed-maturity investments	199	5,082	43	5,324
Other investments:
Perpetual preferred securities	—	3	—	3
Money market securities	96	—	—	96

Total	96	3	—	99

Total assets	$295	$5,085	$43	$5,423

Liabilities:
Derivative liabilities	$—	$10	$—	$10

Total liabilities	$—	$10	$—	$10

There were no transfers in or out of Level 1 during the years ended December 31, 2011 and 2010. All fair value hierarchy designations are made at the end of each accounting period.

Level 3 Analysis

Level 3 assets were $49 million and $43 million as of December 31, 2011 and 2010, respectively and represented 1.2% and 0.8% of total assets measured at fair value, respectively.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the years ended December 31, 2011 and 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Years Ended December 31, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2011
Assets:
Residential mortgage-backed agency	$—	$—	$—	$—	$—	$2	$—	$—	$(2)	$—	$—	$—	$—
Residential mortgage-backed non-agency	—	—	—	—	—	7	—	(4)	—	4	(2)	5	—
Commercial mortgage-backed	—	—	—	—	—	9	—	—	(7)	—	—	2	—
Collateralized debt obligations	1	—	—	—	—	6	—	—	—	2	(4)	5	—
Other asset-backed	7	—	—	—	—	9	—	(1)	—	6	(13)	8	—
State and municipal tax-exempt bonds	35	—	—	—	—	2	—	(9)	—	—	—	28	—
Perpetual preferred securities	—	—	—	—	—	—	—	—	—	1	—	1	—

Total assets	$43	$—	$—	$—	$—	$35	$—	$(14)	$(9)	$13	$(19)	$49	$—

(1)—Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended December 31, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of December 31, 2010
Assets:
U.S. Treasury and government agency	$—	$—	$—	$—	$—	$27	$—	$(27)	$—	$—
Collateralized debt obligations	—	—	—	—	—	1	—	—	1	—
Other asset-backed	—	—	—	—	—	4	3	—	7	—
State and municipal tax-exempt bonds	—	—	—	(1)	—	36	—	—	35	—

Total assets	$—	$—	$—	$(1)	$—	$68	$3	$(27)	$43	$—

(1)—Transferred	in and out at the end of the period.

Transfers into and out of Level 3 were $13 million and $19 million, respectively, for the year ended December 31, 2011. Transfers into and out of Level 2 were $19 million and $13 million, respectively, for the year ended December 31, 2011. Transfers into Level 3 were principally for other asset backed securities and residential mortgage-backed non-agency securities where inputs, which are significant to their valuation, became unobservable during the year. Transfers out of Level 3 were principally for other asset-backed securities and collateralized debt obligations. These Level 2 inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. For the year ended December 31, 2011, the net unrealized loss related to the transfers into Level 3 was $1 million and the net unrealized loss related to transfers out of Level 3 was $1 million.

Transfers into and out of Level 3 were $3 million and $27 million respectively, for the year ended December 31, 2010. Transfers into and out of Level 2 were $27 million and $3 million, respectively, for the year ended December 31, 2010. Transfers into Level 3 were principally for other asset-backed securities where inputs, which are significant to their valuation, became unobservable during the period. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were for U.S. Treasury and government agency securities.

There were no changes and balances in Level 3 liabilities measured at fair value on a recurring basis for the years ended December 31, 2011 and 2010.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments

National’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments with diversified maturities. Other investments comprise money market securities, preferred securities and loan receivables that bear interest. The following tables present the amortized cost and fair value of fixed-maturity investments and other investments designated as available-for-sale included in the consolidated investment portfolio of National as of December 31, 2011 and 2010:

	December 31, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$384	$3	$—	$387
Corporate obligations	204	7	(4)	207
Mortgage-backed securities:
Residential mortgage-backed agency	1,132	47	—	1,179
Residential mortgage-backed non-agency	16	1	(2)	15
Commercial mortgage-backed	16	—	(1)	15
Asset-backed securities:
Collateralized debt obligations	10	—	—	10
Other asset-backed	55	1	—	56
State and municipal bonds	544	19	(2)	561

Total taxable bonds	2,361	78	(9)	2,430
Tax-exempt bonds:
State and municipal bonds	1,120	41	(1)	1,160

Total tax-exempt bonds	1,120	41	(1)	1,160

Total fixed-maturity investments	3,481	119	(10)	3,590
Other investments:
Preferred securities	6	—	(1)	5
Money market securities	300	—	—	300

Total other investments	306	—	(1)	305

Total available-for-sale investments	$3,787	$119	$(11)	$3,895

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

	December 31, 2010
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$245	$3	$(1)	$247
Foreign governments	1	—	—	1
Corporate obligations	390	15	(3)	402
Mortgage-backed securities:
Residential mortgage-backed agency	1,380	38	(11)	1,407
Residential mortgage-backed non-agency	33	—	—	33
Commercial mortgage-backed	4	—	—	4
Asset-backed securities:
Collateralized debt obligations	1	—	—	1
Other asset-backed	42	—	—	42
State and municipal bonds	430	1	(21)	410

Total taxable bonds	2,526	57	(36)	2,547
Tax-exempt bonds:
State and municipal bonds	2,864	17	(104)	2,777

Total tax-exempt bonds	2,864	17	(104)	2,777

Total fixed-maturity investments	5,390	74	(140)	5,324
Other investments:
Preferred securities	3	—	—	3
Money market securities	96	—	—	96

Total other investments	99	—	—	99

Total available-for-sale investments	$5,489	$74	$(140)	$5,423

Fixed-maturity investments carried at fair value of $6 million as of December 31, 2011 and 2010 were on deposit with various regulatory authorities. These deposits are required to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of December 31, 2011. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$264	$264
Due after one year through five years	221	226
Due after five years through ten years	320	332
Due after ten years through fifteen years	226	234
Due after fifteen years	1,221	1,259
Mortgage-backed	1,164	1,209
Asset-backed	65	66

Total fixed-maturity investments	$3,481	$3,590

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of December 31, 2011 and 2010 related to available-for-sale fixed-maturity investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

	December 31, 2011
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$200	$—	$—	$—	$200	$—
Corporate obligations	71	(4)	—	—	71	(4)
Mortgage-backed securities:
Residential mortgage-backed agency	19	—	—	—	19	—
Residential mortgage-backed non-agency	7	(1)	2	(1)	9	(2)
Commercial mortgage-backed	8	(1)	—	—	8	(1)
Asset-backed securities:
Collateralized debt obligations	9	—	—	—	9	—
Other asset-backed	18	—	—	—	18	—
State and municipal bonds	149	(2)	21	—	170	(2)

Total taxable bonds	481	(8)	23	(1)	504	(9)
Tax-exempt bonds:
State and municipal bonds	14	—	75	(1)	89	(1)

Total tax-exempt bonds	14	—	75	(1)	89	(1)
Other investments:
Preferred securities	4	(1)	—	—	4	(1)

Total other investments	4	(1)	—	—	4	(1)

Total	$499	$(9)	$98	$(2)	$597	$(11)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$9	$(1)	$—	$—	$9	$(1)
Foreign governments	1	—	—	—	1	—
Corporate obligations	82	(3)	—	—	82	(3)
Mortgage-backed securities:
Residential mortgage-backed agency	725	(11)	—	—	725	(11)
Residential mortgage-backed non-agency	32	—	—	—	32	—
Commercial mortgage-backed	4	—	—	—	4	—
Asset-backed securities:
Collateralized debt obligations	1	—	—	—	1	—
Other asset-backed	30	—	—	—	30	—
State and municipal bonds	320	(20)	21	(1)	341	(21)

Total taxable bonds	1,204	(35)	21	(1)	1,225	(36)
Tax-exempt bonds:
State and municipal bonds	1,998	(83)	181	(21)	2,179	(104)

Total tax-exempt bonds	1,998	(83)	181	(21)	2,179	(104)

Total	$3,202	$(118)	$202	$(22)	$3,404	$(140)

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 7: Investments (continued)

The weighted average contractual maturity of securities in an unrealized loss position as of December 31, 2011 was 14 years and as of December 31, 2010 was 22 years. As of December 31, 2011, there were 26 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $2 million. Among these securities, the book value of 5 securities exceeded market value by more than 5%. As of December 31, 2010, there were 36 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $22 million. Among these securities, the book value of 18 securities exceeded market value by more than 5%.

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolio were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recovery of their cost basis. In making this conclusion, National examined the cash flow projections for its investment portfolio, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management, or other plans as of December 31, 2011 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolio to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Note 8: Investment Income and Gains and Losses

The following table presents National’s total investment income:

	Years ended December 31,
In millions	2011	2010	2009
Fixed-maturity	$212	$229	$197
Other investments	10	7	25

Gross investment income	222	236	222
Investment expenses	7	6	5

Net investment income	215	230	217
Fixed-maturity:
Gains(1)	118	58	34
Losses	(21)	(3)	(11)

Net(2)	97	55	23

Total investment income	$312	$285	$240

(1)—Includes net trading gain of $9 million for the year ended December 31, 2011.

(2)—Included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” on National’s consolidated statements of operations.

Net realized gains (losses) from fixed-maturity investments are typically generated as a result of the ongoing management of National’s investment portfolio for the years ended 2011, 2010 and 2009.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8: Investment Income and Gains and Losses (continued)

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholder’s equity consisted of:

	As of December 31,
In millions	2011	2010
Fixed-maturity:
Gains	$119	$74
Losses	(10)	(140)

Net	109	(66)
Other investments:
Losses	(1)	—

Net	(1)	—

Total	108	(66)
Deferred income taxes provision (benefit)	38	(23)

Unrealized gains (losses), net	$70	$(43)

The change in net unrealized gains (losses), presented in the table above, consisted of:

	As of December 31,
In millions	2011	2010
Fixed-maturity	$175	$(81)
Other Investments	(1)	—

Total	174	(81)
Deferred income tax charged (credited)	61	(28)

Change in unrealized gains (losses), net	$113	$(53)

Note 9: Income Taxes

The provision (benefit) for income taxes on income and shareholder’s equity consisted of:

	Years ended December 31,
In millions	2011	2010	2009
Current taxes:
Federal	$167	$104	$(3)
Deferred taxes:
Federal	0	37	148

Provision for income tax expense (benefit)	167	141	145

Income taxes charged (credited) to shareholder’s equity:
Unrealized gains (losses) on investments	61	(28)	3
Exercise of stock options and vested restricted stock	—	(1)	—

Total income taxes charged (credited) to shareholder’s equity	61	(29)	3

Total effect of income taxes	$228	$112	$148

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Income Taxes (continued)

A reconciliation of the U.S. federal statutory rate of 35% to National’s effective tax rate for the years ended December 31, 2011, 2010, and 2009 on continuing operations is presented in the following table:

	Years ended December 31,
	2011	2010	2009
Federal income tax computed at the statutory rate	35.0%	35.0%	35.0%
Impact to taxes resulting from:
Tax-exempt interest	(6.3)%	(7.3)%	(6.0)%
Other	2.1%	0.2%	0.3%

Effective tax rate	30.8%	27.9%	29.3%

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2011 and 2010 are presented in the following table:

	As of December 31,
In millions	2011	2010
Deferred tax liabilities:
Deferred acquisition costs	$177	$213
Net unrealized gains in other comprehensive income	38	—
Unearned premium revenue	28	—

Total gross deferred tax liabilities	243	213
Deferred tax assets:
Unearned premium revenue	—	10
Net unrealized losses in other comprehensive income	—	23
Other	5	4

Total gross deferred tax assets:	5	37

Net deferred tax liability	$238	$176

Five-Year Net Operating Loss Carryback

National recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In connection with MBIA Inc.’s five year carryback of its 2009 net operating loss, MBIA Inc. received an initial refund in the second quarter of 2010 and National’s share of the refund was approximately $3 million. In the fourth quarter of 2010, MBIA Inc. filed a supplemental claim for a refund with respect to an additional 2009 loss reported on its final and superseding 2009 tax return. The additional refund of approximately $41 million was received in the first quarter of 2011. None of this refund was allocated to National.

Accounting for Uncertainty in Income Taxes

As of December 31, 2011 and 2010, National did not have any uncertain tax positions and corresponding interest or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only income tax jurisdiction is the U.S. It files premium and franchise taxes in various states. The Internal Revenue Service (“IRS”) has concluded its examination of MBIA Inc.’s consolidated income tax return for tax years 2004 through 2009 and in 2012, MBIA Inc. was informed that the results of the examination were reviewed and accepted by the Joint Committee of Taxation and National will not have any adjustments related to this examination.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9: Income Taxes (continued)

Tax Sharing Arrangement

Pursuant to an agreement between MBIA Inc. and its subsidiaries (“MBIA Tax Sharing Agreement”), National files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group. National participates in the MBIA Tax Sharing Agreement under which it is allocated its share of consolidated tax liability or tax benefit, determined on a separate company basis. MBIA Inc. intends, as part of the agreement, that no member’s net operating loss will expire without compensation.

National has made tax payments under the intercompany tax sharing agreement for tax years 2010 and 2011. The first payment of $114 million was made related to National’s 2010 tax liability. The remaining payments totaling $144 million represent 2011 quarterly estimates. All funds are being placed in escrow by MBIA Inc. and will remain in escrow until the expiration of a two-year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

Note 10: Insurance in Force

National’s insurance in force represents the aggregate amount of the insured principal of, and interest or other amounts owing on insured obligations. National’s ultimate exposure to credit loss in the event of nonperformance by the issuer of the insured obligation is represented by the insurance in force in the tables that follow.

The financial guarantees issued by National provide unconditional and irrevocable guarantees of the payment of the principal of, and interest or other amounts owing on, insured obligations when due. The obligations are generally not subject to acceleration, except that National may have the right, at its discretion, to accelerate insured obligations upon default or otherwise. The creditworthiness of each issuer of an insured obligation is evaluated prior to the issuance of insurance, and each insured obligation must comply with National’s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such funds or collateral would typically become National’s upon the payment of a claim by National.

National maintains underwriting guidelines based on those aspects of credit quality that it deems important for each category of obligation considered for insurance. These include economic and social trends, debt and financial management, adequacy of anticipated cash flow, satisfactory legal structure and other security provisions, viable tax and economic bases, adequacy of loss coverage and project feasibility. National also analyzes the historical and projected performance of pledged revenue and relevant financial covenants. Such guidelines are subject to periodic review by a risk oversight committee, which is responsible for establishing the criteria for National’s underwriting standards, as well as maintaining these standards in its insurance operations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Insurance in Force (continued)

As of December 31, 2011, insurance in force had an expected maturity range of 1 to 45 years. The distribution of insurance in force by geographic location as of December 31, 2011 and 2010, respectively, is presented in the following table:

	As of December 31,
In billions	2011		2010
Geographic Location	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
California	$124.6	19.0%	$144.1	18.6%
New York	61.3	9.3%	72.4	9.3%
Florida	47.8	7.3%	57.8	7.4%
Texas	41.6	6.3%	49.7	6.4%
Illinois	41.2	6.3%	46.0	5.9%
New Jersey	30.3	4.6%	34.3	4.4%
Washington	22.8	3.5%	26.9	3.5%
Michigan	21.1	3.2%	24.3	3.1%
Pennsylvania	18.5	2.8%	24.8	3.2%
Massachusetts	15.1	2.3%	20.9	2.7%

Subtotal	424.3	64.6%	501.2	64.5%

Nationally diversified	8.5	1.3%	9.3	1.2%
Other states	223.8	34.1%	266.9	34.3%

Total	$656.6	100.0%	$777.4	100.0%

The insurance in force by type of bond is presented in the following table:

	As of December 31,
In billions	2011		2010
Bond Type	Insurance in Force	% of Insurance in Force	Insurance in Force	% of Insurance in Force
General obligations	$234.3	35.7%	$278.7	35.9%
General obligations—lease	51.7	7.9%	60.2	7.7%
Municipal utilities	117.0	17.8%	138.8	17.9%
Tax-backed	86.3	13.1%	98.9	12.7%
Transportation	68.3	10.4%	84.5	10.9%
Higher education	36.9	5.6%	42.5	5.5%
Health care	16.9	2.6%	21.4	2.7%
Military housing	19.4	3.0%	20.5	2.6%
Investor-owned utilities(1)	11.5	1.8%	13.5	1.7%
Municipal housing	9.4	1.4%	11.0	1.4%
Student loans	2.1	0.3%	3.6	0.5%
Other(2)	2.8	0.4%	3.8	0.5%

Total	$656.6	100.0%	$777.4	100.0%

(1)—Includes investor owned utilities, industrial development and pollution control revenue bonds.

(2)—Includes certain non-profit enterprises and stadium related financing.

National has entered into certain guarantees of derivative contracts, included in the preceding tables, which do not qualify for the financial guarantee scope exception under the provisions of fair value measurements and disclosures. National’s guarantees of derivative contracts, generally guaranteeing the interest rate swap obligations of public sector issuers, have a legal maximum maturity range of 1 to 45 years. In accordance with the guidance, the fair values of these guarantees as of December 31, 2011 and 2010 are recorded on National’s consolidated balance sheets as derivative liabilities, representing gross losses of $8.5 million and $10 million, respectively.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 10: Insurance in Force (continued)

Ceded Exposure

Reinsurance enables National to cede exposure for purposes of syndicating risk and increasing its capacity to write new business while complying with its single risk and credit guidelines. When a reinsurer is downgraded by one or more of the rating agencies, less capital credit is given to National under rating agency models and the overall value of the reinsurance to National is reduced. National generally retains the right to reassume the business ceded to reinsurers under certain circumstances, including a reinsurer’s rating downgrade below specified thresholds.

The aggregate amount of insurance in force ceded by National directly to reinsurers under reinsurance agreements was $4 million and $6 million as of December 31, 2011 and 2010, respectively. Under National’s reinsurance agreement with MBIA Corp., if a reinsurer of MBIA Corp. is unable to pay claims ceded by MBIA Corp., National will assume liability for such ceded claim payments. As of December 31, 2011, the total amount of insurance in force for which National would be liable in the event that the reinsurers of MBIA Corp. were unable to meet their obligations is $4.8 billion. For FGIC policies assigned to National from MBIA Corp., National maintains the right to receive third-party reinsurance totaling $16.1 billion.

Premium Summary

The components of financial guarantee net premiums earned, including premiums assumed from and ceded to other companies, are presented in the following table:

	Years Ended December 31,
In millions	2011	2010	2009
Net premiums earned:
Direct	$0	$—	$0
Assumed	424	425	475

Gross	424	425	475
Ceded	—	—	—

Net	$424	$425	$475

Note 11: Insurance Regulations and Dividends

National is subject to insurance regulations and supervision of the State of New York (its state of incorporation) and all U.S. and non-U.S. jurisdictions in which it is licensed to conduct insurance business. The extent of insurance regulation and supervision varies by jurisdiction, but New York and most other jurisdictions have laws and regulations prescribing minimum standards of solvency and business conduct, which must be maintained by insurance companies. Among other things, these laws prescribe permitted classes and concentrations of investments and limit both the aggregate and individual securities risks that National may insure on a net basis based on the type of obligations insured. In addition, some insurance laws and regulations require the approval or filing of policy forms and rates. National is required to file detailed annual financial statements with the NYSDFS and similar supervisory agencies in other jurisdictions in which it is licensed. The operations and accounts of National are subject to examination by regulatory agencies at regular intervals.

New York State insurance law (“NYIL”) regulates the payment of dividends by financial guarantee insurance companies and provides that such companies may not declare or distribute dividends except out of statutory earned surplus. Under NYIL, the sum of (i) the amount of dividends declared or distributed during the preceding 12-month period and (ii) the dividend to be declared may not exceed the lesser of (a) 10% of policyholders’ surplus, as reported in the latest statutory financial statements (b) 100% of adjusted net investment income for such 12-month period (the net investment income for such 12-month period plus the excess, if any, of net investment income over dividends declared or distributed during the two-year period preceding such 12-month period), unless the Superintendent of the NYSDFS approves a greater dividend distribution based upon a finding that the insurer will retain sufficient surplus to support its obligations.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11: Insurance Regulations and Dividends (continued)

Effective January 1, 2010, National was granted a permitted practice by the NYSDFS to reset its unassigned surplus to zero. Previously, National had an unassigned surplus deficit principally as a result of the 2009 reinsurance transaction between National and MBIA Corp. The reset provides National with dividend capacity of $142 million and $91 million as of December 31, 2011 and 2010 respectively. National did not declare or pay any dividends in 2011 or 2010. In October 2010, the plaintiffs in the Transformation litigation initiated a court proceeding challenging the approval of the surplus reset. Refer to “Note 15: Commitments and Contingencies” for further information on the Transformation litigation. In connection with this court proceeding, National has agreed that it will not pay dividends during the current adjournment of the proceeding (i.e., through April 19, 2012). In addition, in connection with the approval by the NYSDFS of a release of excessive contingency reserves as of December 31, 2011 by MBIA Insurance Corporation, MBIA Inc. has agreed that National will not pay dividends without the prior approval of the NYSDFS prior to July 19, 2013 (i.e., for an additional 15 months after the expiration of the current adjournment period in the court proceeding).

As a result of the establishment of National and the reinsurance of the MBIA Corp. and FGIC portfolios by National, National exceeded as of the closing date certain single and aggregate risk limits under New York State insurance law. National obtained waivers of such limits from the NYSDFS. In connection with the waivers, National submitted a plan to the applicable insurance departments to achieve compliance with the applicable regulatory limits. Under the plan, it agreed not to write new financial guarantee insurance for certain issuers until it was in compliance with the applicable single risk limits and agreed to take commercially reasonable steps, including considering reinsurance, the addition of capital and other risk mitigation strategies, in order to comply with the regulatory single and aggregate risk limits. As a condition to granting the waiver, the NYSDFS required that, in addition to complying with these plans, upon written notice from the NYSDFS, National would cease writing new financial guarantee insurance if it were not in compliance with the risk limitation requirements by December 31, 2009. As of December 31, 2011 National has met the aggregate risk limit test but did not meet the single risk limit requirements. National continues to work with the NYSDFS to achieve compliance with the single risk limits.

Note 12: Statutory Accounting Practices

These financial statements have been prepared on a GAAP basis, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities of National. Statutory accounting practices differ from GAAP in the following respects:

•

upfront premiums are earned on a statutory accounting principles (“SAP”) basis proportionate to the scheduled periodic maturity of principal and payment of interest (“debt service”) to the original total principal and interest insured. Additionally, under SAP, installment premiums are earned on a straight-line basis over each installment period generally one year or less. Under GAAP, National recognizes and measures premium revenue over the period of the contract in proportion to the amount of insurance protection provided. Upfront and installment premium revenue is measured by applying a constant rate to the insured principal amount outstanding in a given period to recognize a proportionate share of the premium received or expected to be received on a financial guarantee insurance contract. Additionally, under GAAP, installment premiums receivable are recorded at the present value of the premiums due or expected to be collected over the period of the insurance contract using a discount rate which reflects the risk-free rate at the inception of the contract;

•	acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

•	fixed-maturity investments are generally reported at amortized cost rather than fair value;

•	a contingency reserve is computed on the basis of statutory requirements, and is not permitted under GAAP;

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12: Statutory Accounting Practices (continued)

•

reserves for losses and LAE for financial guarantee and insured derivatives are established at present value for specific insured issues that are identified as currently or likely to be in default, net of insurance loss recoverables. Incurred losses and LAE are discounted by applying a discount rate equal to the yield-to-maturity of National’s fixed-income portfolio, excluding cash and cash equivalents and other investments not intended to defease long-term liabilities. Under GAAP, a claim liability (loss reserve) is recognized for financial guarantees on a contract-by-contract basis when the present value of expected net cash outflows to be paid under the contract using a risk-free rate as of the measurement date exceeds the unearned premium revenue and is shown gross of insurance loss recoverables on paid losses which are reported as assets;

•

guarantees of derivatives are not recorded at fair value, while under GAAP, guarantees that do not qualify for the financial guarantee scope exception under accounting principles for derivative instruments and hedging activities are recorded at fair value;

•

changes in net deferred income taxes are recognized as a separate component of gains and losses in surplus. Under GAAP, changes in National’s net deferred income tax balances are either recognized as a component of net income or other comprehensive income depending on how the underlying pre-tax impact is reflected;

•	certain assets designated as “non-admitted assets” are charged directly against surplus but are reflected as assets under GAAP.

The results of National determined in accordance with statutory accounting practices for the years ended December 31, 2011, 2010 and 2009 were net income of $478 million, $409 million, and net loss of $299 million, respectively. Consolidated statutory policyholders’ surplus of National determined in accordance with statutory accounting practices as of December 31, 2011 and 2010 was $1.4 billion and $908 million, respectively.

The following is a reconciliation of the GAAP shareholder’s equity of National to the statutory policyholders’ surplus of National:

	As of December 31,
In millions	2011	2010
National’s GAAP shareholder’s equity	$3,522	$3,037
Premium revenue recognition (financial guarantee)	(330)	(273)
Deferral of acquisition costs	(505)	(600)
Investments, including unrealized gains (losses)	(78)	14
Contingency reserve	(1,385)	(1,474)
Loss reserves	15	48
Deferred income tax liabilities, net	784	759
Goodwill	—	(31)
Derivative assets and liabilities	9	10
Non-admitted assets and other items	(608)	(582)

Statutory policyholders’ surplus	$1,424	$908

The statutory financial statements of National are presented on the basis of accounting practices prescribed or permitted by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual subject to any conflicts with state regulations, or where the state statutes or regulations are silent.

Note 13: Employee Benefits

National participates in MBIA Inc.’s pension plan, which covers substantially all employees. In February 2009, certain employees from MBIA Corp. were transferred to National. Prior to February 2009, National did not have any employees and, therefore, compensation expense related to the employee benefit plans was zero.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Employee Benefits (continued)

MBIA Inc. maintains a pension plan in which National participates. The pension plan is a qualified non-contributory defined contribution pension plan to which National contributes 10% of each eligible employee’s annual compensation. Annual compensation for determining such contributions consists of base salary, and bonus, as applicable. Pension benefits vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. National funds the annual pension contribution by the following February of each applicable year. Pension expense related to the qualified pension plan for the years ended December 31, 2011, 2010 and 2009 was $388 thousand, $871 thousand and $673 thousand, respectively.

MBIA Inc. also maintains a qualified profit sharing/401(k) plan in which National participates. The plan is a voluntary contributory plan that allows eligible employees to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees may contribute, through payroll deductions, up to 25% of eligible compensation. National matches employee contributions up to the first 5% of such compensation and its contributions are made in the form of cash, whereby participants may direct the match to an investment of their choice. National’s contributions vest over a five-year period with 20% vested after two years, 60% vested after three years, 80% vested after four years and 100% vested after five years. Generally, a participating employee is entitled to distributions from the plan upon termination of employment, retirement, death or disability. Participants who qualify for distribution may receive a single lump sum, transfer the assets to another qualified plan or individual retirement account, or receive a series of specified installment payments. Profit sharing/401(k) expense related to the qualified profit sharing/401(k) plan for the years ended December 31, 2011, 2010 and 2009 was $360 thousand, $345 thousand and $306 thousand, respectively.

In addition to the above two plans, National also participates in MBIA Inc.’s non-qualified deferred compensation plan. Contributions to the above qualified plans that exceed limitations established by federal regulations are then contributed to the non-qualified deferred compensation plan. The non-qualified pension expense for the years ended December 31, 2011, 2010 and 2009 was $255 thousand, $194 thousand and $214 thousand, respectively. The non-qualified profit sharing/401(k) expense for the years ended December 31, 2011, 2010 and 2009 was $108 thousand, $77 thousand and $120 thousand, respectively.

National participates in the MBIA Inc. 2005 Omnibus Incentive Plan (the “Omnibus Plan”), as amended on May 7, 2009. The Omnibus Plan may grant any type of an award including stock options, performance shares, performance units, restricted stock, restricted stock units and dividend equivalents. Following the effective date of the Omnibus Plan, no new options or awards were granted under any of the prior plans authorized by the MBIA Inc. shareholders.

The stock option component of the Omnibus Plan enables key employees to acquire shares of MBIA Inc. common stock. The stock option grants, which may be awarded every year, provide the right to purchase shares of MBIA Inc. common stock at the fair value of the stock on the date of grant. Options granted will either be Incentive Stock Options (“ISOs”), where they qualify under Section 422(a) of the Internal Revenue Code, or Non-Qualified Stock Options (“NQSOs”). ISOs and NQSOs are granted at a price not less than 100% of the fair value, defined as the closing price on the grant date, of MBIA Inc. common stock. Options are exercisable as specified at the time of grant depending on the level of the recipient (generally four or five years) and expire either seven or ten years from the date of grant (or shorter if specified or following termination of employment).

Under the restricted stock component of the Omnibus Plan, certain employees are granted restricted shares of MBIA Inc.’s common stock. These awards have a restriction period lasting three, four or five years depending on the type of award, after which time the awards fully vest. During the vesting period these shares may not be sold. Restricted stock may be granted to all employees. The majority of restricted stock is granted to employees from the vice-president level up to and including the chief executive officer.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13: Employee Benefits (continued)

In accordance with the accounting guidance for share-based payments, MBIA Inc. expenses the fair value of employee stock options and other forms of stock-based compensation. In addition, the guidance classifies share-based payment awards as either liability awards, which are remeasured at fair value at each balance sheet date, or equity awards, which are measured on the grant date and not subsequently remeasured. Generally, awards with cash-based settlement repurchase features or that are settled at a fixed dollar amount are classified as liability awards, and changes in fair value will be reported in earnings. Awards with net-settlement features or that permit a cashless exercise with third-party brokers are classified as equity awards and changes in fair value are not reported in earnings. MBIA Inc.’s long-term incentive plans include features which result in both liability and equity awards. For liability awards, MBIA Inc. remeasures these awards at each balance sheet date. In addition, the guidance requires the use of a forfeiture estimate. MBIA Inc. uses historical employee termination information to estimate the forfeiture rate applied to current stock-based awards.

MBIA Inc. maintains voluntary retirement benefits, which provide certain benefits to eligible employees of National upon retirement. A description of these benefits is included in MBIA Inc.’s proxy statement. One of the components of the retirement program for those employees that are retirement eligible is to continue to vest all outstanding stock options and performance-based restricted shares beyond the retirement date in accordance with the original vesting terms and to immediately vest all outstanding time-based restricted share grants. The accounting guidance for share-based payments requires compensation costs for those employees to be recognized from the date of grant through the retirement eligible date, unless there is a risk of forfeiture, in which case the compensation cost is recognized in accordance with the original vesting schedule. Accelerated expense, if any, relating to this retirement benefit for both stock option awards and restricted stock awards has been included in the disclosed compensation expense amounts.

In accordance with the accounting guidance for share-based payments, MBIA Inc. valued all stock options granted using an option-pricing model. The value is recognized as an expense over the period in which the options vest. For the year ended December 31, 2011, National had fully expensed its proportionate share of compensation cost for employee stock options in prior years and therefore had no 2011 expense. National’s proportionate share of compensation cost for employee stock options for the year ended December 31, 2010, was a negative expense of $353 thousand. The negative expense during 2010 was due to the cancellation and expense reversal of forfeited stock option awards. National’s proportionate share of compensation cost for employee stock options for the year ended December 31, 2009 totaled $284 thousand. National’s proportionate share of compensation cost for restricted stock awards was $333 thousand, $122 thousand and $298 thousand, respectively, for the years ended December 31, 2011, 2010 and 2009.

During 2011, 2010 and 2009, National granted deferred cash-based long-term incentive awards. These grants have a vesting period of either three or five years, after which time the award fully vests. Payment is generally contingent upon the employee’s continuous employment with National through the payment date. The deferred cash awards are granted to employees from the vice-president level up. Compensation expense related to the deferred cash awards was $780 thousand, $619 thousand and $803 thousand for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 14: Related Party Transactions

Related parties are defined as the following:

•

Affiliates of National: An affiliate is a party that directly or indirectly controls, is controlled by or is under common control with National. Control is defined as having, either directly or indirectly, the power to direct the management and operating policies of a company through ownership, by contract or otherwise.

•	Entities for which investments are accounted for using the equity method by National.

•	Trusts for the benefit of employees, such as pension and profit sharing trusts, that are managed by or under the trusteeship of management.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Related Party Transactions (continued)

•	Principal owners of National defined as owners of record or known beneficial owners of more than 10% of the voting interests of National.

•

Management of National which includes persons who are responsible for achieving the objectives of National and who have the authority to establish policies and make decisions by which those objectives are to be pursued. Management normally includes members of the Board of Directors, the Chief Executive Officer, Chief Operating Officer, Vice President in charge of principal business functions and other persons who perform similar policymaking functions.

•

Members of the immediate families of principal owners of National and its management. This includes family members whom a principal owner or a member of management might control or influence or by whom they may be controlled or influenced because of the family relationship.

•

Other parties with which National may deal if one party controls or can significantly influence the management or policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

•

Other parties that can significantly influence the management or policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to the extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

In February 2009, National and MBIA Corp. entered into a quota share reinsurance agreement effective January 1, 2009 pursuant to which MBIA Corp. ceded all of its U.S. public finance exposure to National and into an assignment agreement under which MBIA Corp. assigned its rights and obligations with respect to the U.S. public finance business that MBIA Corp. had assumed from FGIC. Refer to “Note 1: Business Development, Risks and Uncertainties” for further information on the reinsurance and assignment agreement. Refer to “Note 10: Insurance in Force” for further information on the exposure transferred to National under the reinsurance and assignment agreement.

Optinuity Alliance Resources (“Optinuity”), created in the first quarter of 2010, provides support services such as management, legal, accounting, treasury and information technology, among others, to MBIA Inc. and other subsidiaries including National on a fee-for-service basis. In 2009, these operational support services to MBIA Inc. and other subsidiaries were provided by MBIA Corp. The services fees charged to National by Optinuity were $26 million and $22 million, respectively, for the years ended December 31, 2011 and 2010. The service fees charged by MBIA Corp. to National were $20 million for the year ended December 31, 2009.

National is a party to the MBIA Tax Sharing Agreement and as of December 31, 2011, National has made several tax payments under this agreement during 2011. Refer to “Note 9: Income Taxes” for further detail.

National’s investment portfolio is managed by Cutwater Investors Services Corp. (“Cutwater-CISC”), a wholly owned subsidiary of MBIA Inc., which provides fixed-income investment management services for MBIA Inc. and its affiliates, as well as third-party institutional clients. Prior to January 2011, National’s investment portfolio was managed by Cutwater Asset Management Corp. (“Cutwater-AMC”), which was assigned to Cutwater-CISC, in January 2011. For the years ended December 31, 2011, 2010 and 2009, Cutwater-CISC and Cutwater-AMC charged fees of $7 million, $6 million and $5 million, respectively to National based on the performance of its investment portfolio.

In the first quarter of 2009, National entered into an agreement with MBIA Inc. whereby National held securities under agreements to resell and under an agreement to repurchase $1.3 billion and $1.8 billion as of December 31, 2011 and 2010, respectively. These agreements reset on a quarterly basis. The interest income and expense related to these agreements were $10 million and $5 million, respectively, for the year ended December 31, 2011; $12 million and $5 million, respectively, for the year ended December 31, 2010; and $29 million and $4 million, respectively, for the year ended December 31, 2009. Refer to “Note 1: Business, Developments, Risks and Uncertainties” for further detail.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14: Related Party Transactions (continued)

In December 2011, National entered into a secured lending agreement with MBIA Insurance Corporation under which National loaned MBIA Insurance Corporation $1.1 billion at a fixed annual interest rate of 7% and with a maturity date of December 2016. Interest income attributable to this agreement totaled approximately $4 million for the year ended December 31, 2011. As of December 31, 2011, the amount outstanding under this secured loan was $1.1 billion. Refer to “Note 1: Business, Developments, Risks and Uncertainties” for further detail.

National conducts its real estate operations by leasing property through its wholly-owned subsidiary, National Real Estate Holdings of Armonk, LLC (“NREHA”). In March of 2010, NREHA entered into lease agreements with certain of its affiliates including MBIA Corp., Cutwater-AMC, and Optinuity. The rental income related to these lease agreements were $6 million and $5 million, respectively for the years ended December 31, 2011 and 2010.

As of December 31, 2011 and 2010, included in other assets were $13.6 million, and $1 million, respectively of receivables, and included in other liabilities were $1 million and $121 million, respectively of payables to MBIA Inc. and other subsidiaries.

National had no loans outstanding to any executive officers or directors in 2011 and 2010.

Note 15: Commitments and Contingencies

In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

MBIA has received subpoenas or informal inquiries from a variety of regulators, including the Securities and Exchange Commission, the Securities Division of the Secretary of the Commonwealth of Massachusetts, the Attorney General of the State of California, and other states’ regulatory authorities, regarding a variety of subjects, including soft capital instruments, disclosures made by MBIA to underwriters and issuers of certain bonds, disclosures regarding MBIA’s structured finance exposure, MBIA’s communications with rating agencies, and the methodologies used by rating agencies for determining the credit rating of municipal debt. MBIA is cooperating fully with each of these regulators and is in the process of satisfying all such requests. MBIA may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future.

Corporate Litigation

On July 23, 2008, the City of Los Angeles filed a complaint in the Superior Court of the State of California, County of Los Angeles, against a number of financial guarantee insurers, including MBIA. At the same time and subsequently, additional complaints against MBIA and nearly all of the same co-defendants were filed by the City of Stockton, the Public Financing Authority of the City of Stockton, the City of Oakland, the City and County of San Francisco, the County of San Mateo, the County of Alameda, the City of Los Angeles Department of Water and Power, the Sacramento Municipal Utility District, the City of Sacramento, the City of Riverside, the Los Angeles World Airports, the City of Richmond, Redwood City, the East Bay Municipal Utility District, the Sacramento Suburban Water District, the City of San Jose, the County of Tulare, the Regents of the University of California , Contra Costa County, the Redevelopment Agency of the City of Riverside, and the Public Financing Authority of the City of Riverside, The Olympic Club, the Jewish Community Center of San Francisco and the Redevelopment Agency of San Jose. These cases are part of a coordination proceeding in Superior Court, San Francisco County, before Judge Richard A. Kramer, referred to as the Ambac Bond Insurance Cases, which name as defendants MBIA, Ambac Assurance Corp., Syncora Guarantee, Inc. f/k/a XL Capital Assurance Inc., Financial Security Assurance, Inc., Assured Guaranty Corp., FGIC, and CIFG Assurance North America, Inc., Fitch Inc., Fitch Ratings, Ltd., Fitch Group, Inc., Moody’s Corporation, Moody’s Investors Service, Inc., The McGraw-Hill Companies, Inc., and S&P.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

In August 2011, plaintiffs filed amended versions of their respective complaints. The claims allege participation by all defendants in a conspiracy in violation of California’s antitrust laws to maintain a dual credit rating scale that misstated the credit default risk of municipal bond issuers and not-for-profit issuers and thus created market demand for bond insurance. Plaintiffs also allege that the individual bond insurers participated in risky financial transactions in other lines of business that damaged each bond insurer’s financial condition (thereby undermining the value of each of their guaranties), and each failed adequately to disclose the impact of those transactions on their financial condition. In addition to the statutory antitrust claim, plaintiffs assert common law claims of breach of contract and fraud against MBIA and the other monoline defendants. The non-municipal plaintiffs also allege a California unfair competition cause of action. On October 20, 2011, the court overruled MBIA’s demurrers to plaintiffs’ amended complaints. On December 2, 2011, MBIA and the other monoline defendants filed a special motion to strike pursuant to California’s anti-SLAPP statute.

On July 23, 2008, the City of Los Angeles filed a separate complaint in the Superior Court, County of Los Angeles, naming as defendants MBIA and other financial institutions, and alleging fraud and violations of California’s antitrust laws through bid-rigging in the sale of guaranteed investment contracts and what plaintiffs call “municipal derivatives” to municipal bond issuers. The case was removed to federal court and transferred by order dated November 26, 2008, to the Southern District of New York for inclusion in the multidistrict litigation In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950. Complaints making the same allegations against MBIA and nearly all of the same co-defendants were then, or subsequently, filed by the County of San Diego, the City of Stockton, the County of San Mateo, the County of Contra Costa, Los Angeles World Airports, the Redevelopment Agency of the City of Stockton, the Public Financing Authority of the City of Stockton, the County of Tulare, the Sacramento Suburban Water District, Sacramento Municipal Utility District, the City of Riverside, the Redevelopment Agency of the City of Riverside, the Public Financing Authority of the City of Riverside, Redwood City, the East Bay Municipal Utility District, the Redevelopment Agency of the City and County of San Francisco, the City of Richmond, the City of San Jose, the San Jose Redevelopment Agency, the State of West Virginia, Los Angeles Unified School District and three not-for-profit retirement community operators, Active Retirement Community, Inc. d/b/a Jefferson’s Ferry, Kendal on Hudson, Inc. and Paconic Landing at Southhold Inc. These cases have all been added to the multidistrict litigation. Plaintiffs in all of the cases assert federal and either California or New York state antitrust claims. As of May 31, 2011, MBIA has answered all of the existing complaints.

On March 12, 2010, the City of Phoenix, Arizona filed a complaint in the United States District Court for the District of Arizona against MBIA Corp., Ambac Assurance Corp. and FGIC relating to insurance premiums charged on municipal bonds issued by the City of Phoenix between 2004 and 2007. Plaintiff’s complaint alleges pricing discrimination under Arizona insurance law and unjust enrichment. MBIA Corp. filed its answer on May 28, 2010.

On April 5, 2010, Tri-City Healthcare District, a California public healthcare legislative district, filed a complaint in the Superior Court of California, County of San Francisco, against MBIA, MBIA Corp., National, certain MBIA employees (collectively for this paragraph, “MBIA”) and various financial institutions and law firms. Tri-City subsequently filed three amended complaints. The Third Amended Complaint, filed on January 26, 2011, purports to state 10 causes of action against MBIA for, among other things, fraud, negligent misrepresentation, breach of contract, breach of the implied covenant of good faith and fair dealing and violation of the California False Claims Act arising from Tri-City Healthcare District’s investment in auction rate securities. On June 13, 2011, Tri-City Healthcare District filed its Fourth Amended Complaint against MBIA Inc., MBIA Corp. and National, which purports to state seven causes of action against MBIA for fraud in the inducement, concealment, negligent misrepresentation, negligence, breach of contract, duress, and breach of the covenant of good faith arising from Tri-City Healthcare District’s investment in auction rate securities. On September 8, 2011, the court granted in part and denied in part MBIA’s demurrer to Tri-City’s Fourth Amended Complaint. On October 4, 2011, MBIA filed its answer to the remaining causes of action.

National cannot predict the impact, if any, that any of the matters concerning Corporate Litigation, described above, may have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations, cash flows, and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

Transformation Litigation

On March 11, 2009, a complaint was filed in the United States District Court of the Southern District of New York against MBIA, MBIA Corp. and National, entitled Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.). The lead plaintiffs, Aurelius Capital Master, Ltd., Aurelius Capital Partners, LP, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. (the “Aurelius Plaintiffs”), purport to be acting as representatives for a class consisting of all holders of securities, instruments, or other obligations for which MBIA Corp., before February 18, 2009, issued financial guarantee insurance other than U.S. municipal/governmental bond securities. The complaint alleges that certain of the terms of the transactions entered into by MBIA Corp., which were approved by the New York State Department of Insurance, constituted fraudulent conveyances under §§ 273, 274 and 276 of New York Debtor and Creditor Law and a breach of the implied covenant of good faith and fair dealing under New York common law. The Complaint seeks, inter alia, (a) a declaration that the alleged fraudulent conveyances are null and void and set aside, (b) a declaration that National is responsible for the insurance policies issued by MBIA Corp. up to February 17, 2009, and (c) an award of damages in an unspecified amount together with costs, expenses and attorneys’ fees in connection with the action. In light of the June 28, 2011 Court of Appeals decision referenced below, on July 27, 2011, the court entered an amended case management plan and scheduling order setting a discovery cut-off of November 9, 2012. On August 8, 2011, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. voluntarily dismissed all claims against defendants without prejudice.

On May 13, 2009, a complaint was filed in the New York State Supreme Court against MBIA, MBIA Corp. and National, entitled ABN AMRO Bank N.V. et al. v. MBIA Inc. et al. The plaintiffs, a group of domestic and international financial institutions, purport to be acting as holders of insurance policies issued by MBIA Corp. directly or indirectly guaranteeing the repayment of structured finance products. The complaint alleges that certain of the terms of the transactions entered into by MBIA, which were approved by the New York State Department of Insurance, constituted fraudulent conveyances and a breach of the implied covenant of good faith and fair dealing under New York law. The complaint seeks a judgment (a) ordering the defendants to unwind the Transactions, (b) declaring that the Transactions constituted a fraudulent conveyance, (c) declaring that MBIA and National are jointly and severally liable for the insurance policies issued by MBIA Corp., and (d) ordering damages in an unspecified amount. On February 17, 2010, the court denied defendants’ motion to dismiss. On June 28, 2011, the New York State Court of Appeals reversed the Appellate Division’s decision and allowed all of the plaintiffs’ claims to proceed, with the exception of plaintiffs’ claim for unjust enrichment. On August 15, 2011, the court entered a scheduling order coordinating discovery in the plenary action with the Aurelius case in federal court and setting a discovery cut-off date of November 9, 2012. Fourteen of the original eighteen plaintiffs have dismissed their claims, several of the dismissals were related to the commutation of certain of their MBIA-insured exposures.

On June 15, 2009, the same group of eighteen domestic and international financial institutions who filed the above described plenary action in New York State Supreme Court filed a proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled ABN AMRO Bank N.V. et al. v. Eric Dinallo, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. In its motions to dismiss the three above- referenced plenary actions, MBIA argued that an Article 78 proceeding is the exclusive forum in which a plaintiff may raise any challenge to the Transformation approved by the Superintendent of the Department of Insurance. The petition seeks a judgment (a) declaring void and to annul the approval letter of the Superintendent of the Department of Insurance, (b) to recover dividends paid in connection with the Transactions, (c) declaring that the approval letter does not extinguish plaintiffs’ direct claims against MBIA in the plenary action described above. MBIA and the New York State Insurance Department filed their answering papers to the Article 78 Petition on November 24, 2009 and argued that based on the record and facts, approval of Transformation and its constituent transactions was neither arbitrary nor capricious nor in violation of New York Insurance Law. On November 16, 2011, MBIA submitted its sur-reply papers. The NYSDFS filed its sur-reply papers on December 30, 2011. Trial is expected to commence in the second quarter of 2012. As described above, fourteen of the original eighteen plaintiffs have dismissed their claims.

National Public Finance Guarantee Corporation and Subsidiary

Notes to Consolidated Financial Statements

Note 15: Commitments and Contingencies (continued)

On October 22, 2010, a similar group of domestic and international financial institutions who filed the above described Article 78 proceeding and related plenary action in New York State Supreme Court filed an additional proceeding pursuant to Article 78 of New York’s Civil Practice Law & Rules in New York State Supreme Court, entitled Barclays Bank PLC et. al. v. James Wrynn, in his capacity as Superintendent of the New York State Insurance Department, the New York State Insurance Department, MBIA Inc. et al. This petition challenges the New York State Insurance Department’s June 22, 2010 approval of National’s restatement of earned surplus. The proceeding is currently stayed.

MBIA and National are defending against the aforementioned actions and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 16: Subsequent Events

Refer to “Note 15: Commitments and Contingencies” for information about legal proceedings that developed after December 31, 2011.